Exhibit 10.1

STATE OF LOUISIANA

PARISH OF ST. TAMMANY

        THIS LEASE, made this 19th day of October, 1999, by and between S & C DEVELOPMENT COMPANY, LLC, a Louisiana limited liability company (hereinafter referred to as “Lessor”), and SOUTH CENTRAL POOL SUPPLY, INC., a Delaware Corporation (hereinafter referred to as “Lessee”).

WITNESSETH:

PREMISES

    1.        Lessor, for and in consideration of the rents, covenants, agreements and stipulations hereinafter mentioned, reserved and contained, to be kept, paid, and performed by Lessee, has leased and rented, and by these presents does lease and rent unto Lessee, and Lessee hereby agrees to lease and take upon the terms and conditions hereinafter set forth, approximately 12,500 gross square feet of office and warehouse space (1,500 square feet of showroom and office space, 11,000 square feet of main warehouse space) to be constructed by Lessor upon certain real property of Lessor, situated in Section 24, Township 7 South, Range 11, East, St. Tammany Parish, State of Louisiana, and being more fully described in the Legal Description, a copy of which is attached hereto and made a part hereof as Exhibit “A”; together with the unrestricted and non-exclusive license to the use of any of the parking areas, driveways, sidewalks and other facilities made available by Lessor in connection with Lessee’s use and occupancy of the Premises, and being hereinafter referred to as the “Premises”.

        Lessor covenants that it is the owner of the fee simple title to the Premises, the Building in which the Premises are located and the property upon which the Premises are situated and subject to this Lease. Lessor has the full right and authority to make and enter into this Lease.

RENTAL

    2.        Lessee shall pay to Lessor at the address stated in Paragraph 21 herein, or to such managing agent, or to such other address as Lessor, or Lessor’s attorney or agent, may, from time to time, designate by written notice to Lessee, promptly on the first day of each month, in advance, SIX THOUSAND FIVE HUNDRED TEN AND 42/100 ($6,510.42) — -DOLLARS, during the Term of this Lease as rental payable in lawful money of the United States of America.

        Any payment of monthly rental not received by Lessor by the tenth (10th) day of the month or any payment of additional rent not received when due shall bear a handling fee of five percent (5%) of the amount due to cover expenses incurred by Lessor such as bookkeeping, personnel, processing and other costs not contemplated hereunder and incapable of exact computation and shall be payable within thirty (30) days of written notice to Lessee from Lessor. Lessor and Lessee agree that said fee represents a fair and reasonable estimate of Lessor’s expenses. The postmark of the United States Postal Service shall be evidence of the date of mailing. The handling fee shall be in addition to the remedies available to Lessor pursuant to Paragraph 15 hereinbelow and shall in no way be construed to limit those remedies.

        Upon the execution of this Lease, Lessee shall pay to Lessor the full sum of THIRTEEN THOUDAND TWENTY AND 84/100 ($13,020.84) — -DOLLARS, representing prepayment by Lessee of Base Rent for the first two (2) months of the Term hereof.

TERM

    3.        The term of this Lease shall be for eighty-four (84) months, and shall commence upon Substantial Completion of the improvements to be constructed as shown on the Site Plan, Floor Plan, Building Elevation Plan and Electrical Blueprint, copies of which are attached hereto as Exhibits B-1, B-2, B-3 and B-4 respectively, and which plans are made an intregal part hereof; and shall terminate on the last day of the 84TH month thereafter. The Premises shall be “Substantially Complete” on the date on which Lessor delivers to Tenant and architect’s notice that the Premises are Substantially Complete in accordance with the work to be performed pursuant to Exhibits B-1, B-2, B-3, B-4, attached hereto and made a part hereof, punch list items excluded, and full deliverance of the Premises to Tenant. Except as otherwise provided in this Lease, Lessee hereby accepts the Premises in the condition existing as of the Lease Commencement Date or the date that Lessee takes possession of the Premises, whichever is earlier, subject to all applicable zoning, municipal, county, state and federal laws, ordinances and regulations governing and regulating the use of the Premises, and any covenants, or restrictions now of record with respect to the Premises of which Lessee is notified. Lessee shall, at Lessee’s sole expense, comply with all zoning, municipal, county, state, and federal laws, ordinances, regulations, rules, orders, directions and requirements, collectively “Laws”, now in force or which may hereinafter be in force, which shall impose any duty upon Lessor or Lessee with respect to Lessee’s use or occupation of the Premises. However, Lessor is responsible for any and all costs associated with modifications to the Premises/Building necessary for compliance with the Americans with Disabilities Act (ADA) requirements in effect at the time the Lease commences, and any ADA requirements enacted anytime thereafter during the term of the Lease. Notwithstanding any provision herin to the contrary, Lessor hereby warrants and covenants that the Premises shall be in compliance with all laws, ordinances, codes, regulations, restrictions, covenants and easements (collectively “Laws”) in effect at the commencement of this Lease, except for those laws pertaining to Lessee’s storage of hazardous substances, which shall be Lessee’s responsibility. Lessor shall be solely liable to cure any breach of this warranty and Lessee may pursue all other remedies available in equity or at law due to Lessor’s breach of this specific warranty.

REPAIRS BY LESSOR

    4.        Lessor shall maintain the foundation, exterior walls, the roof, paved parking areas and paved driveways, provided, however, Lessor shall not be responsible for any repairs or replacements necessitated by the gross negligence or willful misconduct of Lessee, or Lessee’s agents, contractors, or employees. Lessor shall be responsible for termite and pest control.

REPAIRS AND MAINTENANCE BY LESSEE

    5.        Lessee shall maintain and keep in good working order the electrical and plumbing fixtures, the electrical switches and receptacles, the commodes and basins, the heating and air conditioning units, including thermostatic controls and filters, the windows and doors, and shall replace all broken glass in the windows and doors. Lessee agrees to enter into a service contract with a reliable, certified heating and air-conditioning company to maintain the heating and air-conditioning units and keep them in good working order. Upon Lessor’s request, Lessee shall furnish Lessor a copy of the service contract, and upon request of Lessor, shall also furnish copies of routine maintenance reports or invoices.

        In the event the air conditioning/heating system, or electrical or plumbing system cannot be reasonably repaired, Lessor shall be responsible for the cost to replace such. Lessee shall keep the Premises and the outside areas adjacent thereto, including the grounds, neat and free of trash, scraps, materials, products, or portions thereof used in its business. Lessee shall also maintain the sprinkler valves and alarm systems in the leased Premises, if any. In the event Lessee fails to make any repairs, or maintain the leased Premises, in accordance with the provisions of the Lease, the Lessor may, but shall not be obligated, to make said repairs, or maintenance, and bill Lessee for the cost of the same. Said amount shall be paid by Lessee within thirty (30) days of receipt of written notice therefor from Lessor.

        Lessee shall promptly notify Lessor, in writing, of any defective condition which Lessor is required to correct after which Lessor shall thirty (30) days to inspect the same and correct the deficiency unless such deficiency is incapable of being corrected within said thirty (30) day time period, in which case Lessor shall commence correction within said thirty (30) day time period and shall thereafter diligently pursue such correction to completion.

        Lessee shall make all other repairs which may be necessary other than those hereinabove set forth as the responsibility of Lessor. Lessee is not responsible for any capital replacements or improvements to the Premises, unless the replacement or improvement is necessary because of Lessee’s gross negligence or willful misconduct.

        Notwithstanding any provision herein to the contrary, Lessee shall, at all times during the term hereof, have the benefit of any warranties held by Lessor for the maintenance, repair or replacement of any system, appurtenance or improvement serving the Premises.

STRUCTURAL AND SYSTEMS ALTERATIONS BY LESSEE

    6.        Lessee agrees not to make any structural alteration to the building inside or out, or changes or additions to the electrical, plumbing, heating and air conditioning systems and equipment without prior written consent of the Lessor. Lessee will submit in writing to Lessor a plan detailing the alterations and materials to be used when seeking Lessor’s consent. Such consent will not be unreasonably withheld or delayed but will be given subject to Lessee’s compliance, at Lessee’s sole expense, with all building codes and all zoning, municipal, county, state, and federal laws, ordinances, regulations, rules, orders, directions and requirements, which impose any duty upon Lessor or Lessee with respect to the use, occupation or alteration of the Premises. Lessor’s consent shall also be given subject to receipt from Lessee of a building or construction permit issued by the appropriate local authority. Any such alteration or change shall become at once a part of the realty and shall belong to and become the property of Lessor. At Lessor’s option, Lessee may be required to remove any such alteration at the expiration of the term hereof and restore the Premises to its original condition at Lessee’s expense, provided however that Lessor provides written notice to Lessee, at least one hundred twenty (120) days prior to the expiration of the term hereof of its requirement for Lessee’s removal of alterations. Lessee, however, shall have the right to make repairs and decorations to the interior of the Premises without Lessor’s consent. All partitions, counters and other fixtures which shall be installed by Lessee for the operation of its business shall remain the property of the Lessee and shall be removable by Lessee at any time during the term hereof provided that any damage caused by such removal shall be promptly repaired by Lessee. Lessee agrees to pay when due all claims for labor or materials furnished to or for Lessee at or for use in the Premises. At Lessor’s option no alterations will be permitted which change the general nature of the leased facility to a special use purpose, or because of their nature, reduce the value of the building.

UTILITY BILLS

    7.        Lessor shall not be responsible to provide to Lessee any utilities services, including but not limited to water, gas, electricity, fuel and telephone services required by Lessee in connection with its occupancy of the Premises during the term of this lease, except that Lessor is responsible for ensuring the Premises are in such condition that the utilities companies can connect and provide services which Lessee shall be responsible for and Lessee shall pay for all utilities (including water, gas, electricity, fuel, and telephone service) used by it in connection with the Premises during the term of this Lease. Lessor shall have no duty or responsibility to Lessee for the stoppage or interruption of such utilities or services provided that Lessor shall, at all times, act in good faith and with due diligence to avoid the interruption of such services as same would unreasonably interfere with the ordinary conduct to Lessee’s business operations within the Premises.

USE OF PREMISES

    8.        Premises shall be used for office and warehouse purposes related to Lessee’s business as a wholesale distributor of swimming pool and spa related equipment, parts, chemicals and supplies; for all lawful purposes related thereto; and for no other purpose without the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed. Lessor acknowledges the Lessee shall, during the normal course of its business, receive, sell and have on the Premises certain hazardous materials and said acknowledgment by Lessor constitutes Lessor’s consent to Lessee’s use and occupancy of the Premises. Lessee certifies that it is presently and will continue to be in compliance with all local state and federal laws governing said hazardous materials. Lessee will permit no liens to attach or exist against the Premises, nor commit any hazardous waste. Premises shall not be used for any illegal purposes, nor in any manner to create any nuisance or trespass, nor in any way which would violate any law, ordinance, or restrictive covenant affecting the Premises, nor in any manner as would cause cancellation of, prevent the use of, or increase the rate of the standard form of All Risk coverage insurance policy to be carried by Lessor.

        In the event said insurance rate is increased due to the nature of the use of the Premises by Lessee, said increased amount shall be paid by Lessee as additional rental on the first day of the month following receipt of notification of the payment thereof by Lessor.

INDEMNIFICATION

    9.        Lessee shall indemnify and hold harmless Lessor from and against any and all losses, damages, liabilities and claims occasioned by, arising or resulting from or growing out of Lessee’s use of the Premises, or from the conduct of Lessee’s business, or from any activity, work or thing done, permitted or suffered by Lessee in or about the Premises. Lessee shall further indemnify and hold harmless Lessor from and against any and all suits and/or claims arising from any breach or default in the performance of any obligation on Lessee’s part to be performed under the terms of this Lease or arising from any act or omission of the Lessee or any of Lessee’s agents, contractors, or employees, and from and against all costs, reasonable attorney’s fees, expenses and liability incurred in the defense of any claim or action or proceeding brought thereon, except for those arising from the gross negligence or willful misconduct of Lessor or Lessor’s employees, contractors, representatives, agents and assigns. In case any action or proceeding be brought against Lessor by reason of any such claim, Lessee, upon notice from Lessor, shall defend the same at Lessee’s expense by counsel reasonably satisfactory to Lessor.

        Lessor shall indemnify and hold harmless Lessee from and against any and all suits and/or claims arising from any breach or default in the performance of any obligation on Lessor’s part to be performed under the terms of this Lease or arising from any act or omission of the Lessor, or any of Lessor’s agents, contractors or employees or from Lessor’s use of the Premises, the building, or the property or any act permitted thereon or about by Lessor or Lessor’s agents, contractors or employees and from and against all costs, reasonable attorney’s fees, expenses and liability incurred in the defense of any claim or action or proceeding brought thereon, except for those that arise out of the gross negligence or willful misconduct of Lessee, Lessee’s employees contractors, representatives, agents and assigns. In case action or proceeding be brought against Lessee by reason of any such claim, Lessor, upon notice from Lessee, shall defend the same at Lessor’s expense by counsel reasonably satisfactory to Lessee.

SUBORDINATION

    10.        Lessor shall have the right to subordinate this Lease to any ground lease, deed of trust, or mortgage encumbering the property upon which the Building and Leased Premises are located, any advances made on the security thereof and any renewals, modifications, consolidations, replacements, or extensions thereof, whenever made or recorded. Lessee shall cooperate with Lessor and Lender which is acquiring a security interest in the property and shall execute such further documents and assurances as such Lender may reasonably require, provided that Lessee is provided with a subordination, non-disturbance and attornment agreement that is reasonably acceptable to Lessee in form and in content. Lessor shall have the right to assign this Lease and to sell the Building, provided that Lessee’s obligations under this Lease shall not be increased in any material way (the performance of ministerial acts shall not be deemed material). Lessee shall not be deprived of any of its rights under this Lease, and Lessee’s right to quiet possession of the Leased Premises during the term of this Lease shall not be disturbed if Lessee pays the rent and performs all of Lessee’s obligations under this Lease prior to any assignment of this Lease and/or sale of the Building.

DESTRUCTION OF OR DAMAGE TO PREMISES

    11.        If Premises are totally or substantially destroyed by storm, fire, lightning, earthquake, or other casualty, this Lease shall terminate as of the date of such destruction, and rental shall be accounted for between Lessor and Lessee as of that date. If over 50% of the Premises are damaged but not wholly destroyed by any of such casualties (“Partially Damaged”), rental shall abate in such proportion as use of the Premises has been affected, and Lessor shall restore Premises to substantially the same condition as before damage as speedily as practicable, whereupon full rental shall recommence, provided further, however, that if the damage shall be so extensive that the same cannot be reasonably repaired and restored within ninety (90) days from the date of the casualty, then either Lessor or Lessee may cancel this Lease by giving written notice to the other party within thirty days from the date of such casualty. Lessor is responsible for determining whether or not the Premises can be reasonably repaired or restored within ninety (90) days within thirty (30) days of the date of the casualty. In such event repairs or restoration cannot be reasonably performed within the time period and either party elects to cancel this Lease, rental shall be apportioned and paid up to the date of such casualty. Lessor shall have no liability to Lessee with respect to any loss sustained by Lessee with respect to Lessee’s property or fixtures.

        In addition, if the Premises are Partially Damaged during the last twelve months of the term of this Lease, either party may cancel and terminate this Lease as of the date the Premises are Partially Damaged by giving written notice to the other party of said election to so cancel and terminate this Lease within 30 days of date the damage occurred and rental shall be accounted for between Lessor and Lessee as of the date of casualty. However, in the event that Lessee has an option to extend or renew this Lease, and the time within which said option may be exercised has not yet expired, Lessee may exercise such option, if it is to be exercised at all or, in the event Lessee has already exercised such option, shall reconfirm such exercise in writing, within twenty (20) days after the Premises are Partially Damaged. If Lessee duly exercises such option, or reconfirms such option, within the twenty (20) day period, Lessor shall promptly proceed to restore the Premises in accordance with the provisions of this paragraph set forth above and diligently pursue said restoration to completion.

CONDEMNATION

    12.        If the whole of the Premises, or such substantial portion thereof as will make Premises unusable for the purposes herein leased, be condemned by any legally constituted authority for any public or quasi-public use or purpose, then in either of said events the term hereby granted shall cease from the time when possession thereof is taken by the condemning authority, and rental shall be accounted for as between Lessor and Lessee as of that date. In the event the portion condemned is such that a minimum of eighty percent (80%) of the Premises can, after restoration and repair, be made useable for Lessee’s purposes, then this Lease shall not terminate; however, the rent shall be reduced equitably to the amount of the Premises taken. In such an event, Lessor shall make such repairs as may be necessary to restore the Premises to its original condition, or as nearly as possible, as soon as the same can be reasonably accomplished, but no longer than ninety (90) days. If such repairs and restoration are not accomplished within such ninety (90) day period, the Lessee may terminate this Lease upon ten (10) days written notice, prior to substantial (more than 85% complete) completion of such repairs and restoration. Such termination, however, shall be without prejudice to the rights of either Lessor, Lessee or both, to recover compensation and damage caused by condemnation from the condemning authority. It is further understood and agreed that neither the Lessee nor Lessor shall have any rights in any award made to the other by any condemnation authority.

ASSIGNMENT AND SUBLETTING

    13.        (1) Lessee covenants and agrees that neither this Lease nor the term hereby granted, nor any part thereof, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, by operation of law or otherwise, and that neither the Premises, nor any part thereof, will be sublet or advertised for subletting or occupied, by anyone other than Lessee, or used for any purpose other than as hereinbefore set forth, without the prior written consent of Lessor, which shall not be unreasonably withheld or delayed. However, Lessor is informed that Lessee may request consent to sublet a portion of the Premises, at some time during the term of this Lease, and again, Lessor’s consent for such shall not be unreasonably withheld or delayed.

    (2)        The consent by Lessor to an assignment or subletting shall not relieve Lessee from obtaining the express consent, in writing, of Lessor to any subsequent assignment or subletting, nor shall it release Lessee from any of its obligations under this Lease, unless agreed to in writing by both Lessor and Lessee.

REMOVAL OF FIXTURES

    14.        Lessee may, if not in default hereunder, prior to the expiration of this Lease, or any extension thereof, remove all trade fixtures and equipment which it has placed in the Premises, provided Lessee repairs all damage to the Premises caused by such removal.

DEFAULT BY LESSEE

    15.        In the event Lessee shall fail to pay the monthly rental by the tenth (10TH) day of the month and such failure continues for thirty (30) days after Lessee receives written notice from Lessor of such failure or if Lessee is adjudicated as bankrupt; or if Lessee files a petition in bankruptcy under any section or division of the bankruptcy law; or if an involuntary petition is bankruptcy is filed against Lessee, and same is not withdrawn or dismissed within sixty (60) days from the filing thereof; or if a receiver or trustee is appointed for Lessee’s property and the order appointing such receiver or trustee remains in force for sixty (60) days after the entry of such order; or if, whether voluntarily or involuntarily, Lessee takes advantage of any debtor relief proceedings, under any present or future law, whereby the rent or any part thereof is, or is proposed to be, reduced or payment thereof deferred; or if Lessee makes an assignment for the benefit of creditors; or if Lessee’s effects should be levied upon or attached under process against Lessee, not satisfied or dissolved within sixty (60) days after written notice from Lessor to Lessee to obtain satisfaction thereof; or if Lessee shall fail to perform or observe any other covenant, agreement, or condition to be performed or kept by the Lessee under the terms and provisions of this Lease, and such failure shall continue for thirty (30) days after written notice thereof has been given by Lessor to the Lessee; then in any one of such events, Lessor shall have the right, at the option of the Lessor, then or at any time thereafter while such default or defaults shall continue, to elect either: (1) to cure such default or defaults at the expense of Lessee and without prejudice to any other remedies which it might otherwise have, any payment made or expenses incurred by Lessor in curing such default shall bear interest thereon at 18% per annum, or at such maximum legal rate as permitted by Louisiana law, whichever shall be lower, to be and become additional rent to be paid by Lessee within thirty (30) days of written request therefor from Lessor; or (2) to terminate this Lease and upon said termination of this Lease, Lessee shall immediately surrender possession of the Premises to Lessor; or (3) re-enter the Premises and dispossess Lessee and anyone claiming under Lessee, by summary proceedings pursuant to the laws of the State of Louisiana and remove their effects, and take complete possession of the Premises and elect to continue this Lease in full force and effect, but with the right at any time thereafter to declare this Lease terminated and the term ended; or (4) exercise any other remedies or maintain any action permitted to Landlords pursuant to the Laws of the State of Louisiana. After such termination or in such re-entry the Lessor may, under process of law, have all persons and Lessee’s personal property removed from the Premises. Lessee hereby covenants in such event, for itself and all others occupying the Premises under Lessee, to peacefully yield up and surrender the Premises to the Lessor. Should Lessor declare this Lease terminated and the term ended, as provided for herein, the Lessor shall be entitled to recover from Lessee the rental and all other sums due and owing by Lessee to the date of termination, including any rental amounts heretofore waived, plus the costs of curing any of Lessee’s defaults existing at or prior to the date of termination, including reasonable attorney’s fees, plus the deficiency, if any, between Lessee’s rental hereunder and the rental that could be obtained by Lessor on another lease for the balance of the term remaining under this Lease, however, Lessor shall not be obligated to re-let the Premises, but shall use its best efforts to mitigate its damages. Should Lessor, following default as aforesaid, elect to continue this Lease in full force, Lessor may, but shall not be obligated to, rent the Premises by private negotiations, with or without advertising, and on the best terms available for the remainder of the term hereof, or for such longer or shorter period as Lessor shall deem advisable. Lessee shall remain liable for payment of all rentals and other charges and costs imposed on Lessee herein, in the amounts, at the times and upon the conditions as herein provided, but Lessor shall credit against such liability of the Lessee all amounts received by Lessor from such reletting after first reimbursing itself for all reasonable costs incurred in curing Lessee’s defaults and re-entering, preparing and refinishing the Premises for reletting, and reletting the Premises, and for the payment of any procurement fee or commission paid to obtain another tenant, and for all reasonable attorney fees and legal costs incurred by Lessor.

RE- ENTRY BY LESSOR; CUMULATIVE REMEDIES

    16.        No re-entry by Lessor or any action brought by Lessor to oust Lessee from the Premises shall operate to terminate this Lease unless Lessor shall given written notice of termination to Lessee, in which event Lessee’s liability shall be as above provided. No right or remedy granted to Lessor herein is intended to be exclusive of any other right or remedy, and each and every right and remedy herein provided shall be cumulative and in addition to any other right or remedy hereunder or now or hereafter existing in law or equity or by statute.

EXTERIOR SIGNS

    17.        Before erecting any sign on the exterior walls of the building, Lessee shall submit to Lessor, in writing, a design of the type, size and nature of the sign, and shall receive the written approval of Lessor, which approval shall not be unreasonably withheld or delayed. Any such sign shall conform to all laws, ordinances, regulations and restrictive covenants pertaining thereto. Lessee shall be responsible for any damage to the building occasioned by the installation of such sign. Lessee shall place no sign upon the roof of the Premises, nor shall Lessee allow such signs as are permitted under the terms of this clause to be attached to any part of the roof, including the flashing or gutters of the within Premises. Lessee shall remove said sign upon the termination of this Lease and repair any damage to the building caused by the removal of the sign.

EFFECT OF TERMINATION OF LEASE

    18.        No termination of this Lease prior to the normal ending thereof, by lapse of time or otherwise, shall affect Lessor’s right to collect rent for the period prior to termination thereof.

HOLDING OVER

    19.        In the event Lessee remains in possession of the Premises after the expiration of the term of this Lease, without having first extended this Lease by written agreement with Lessor, such holding over shall not be construed as a renewal or extension of this Lease. Such holding over shall be deemed to have created and be construed as a tenancy from month-to-month, terminable on sixty (60) days written notice from either party to the other. The monthly rental to be paid shall be 125% times the monthly rental payable during the last month of the term of the Lease. All other terms and conditions of this Lease shall continue to be applicable for both Lessor and Lessee.

RIGHTS CUMULATIVE

    20.        All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative but not restrictive to those given by law.

NOTICES

    21.        Any notices given pursuant to this lease shall be in writing and personally served or sent by registered or certified mail or via other reasonably acceptable courier service to:

(a)	Lessor at 423 Magnolia Lane, Mandeville, LA 70471, or such other address as Lessor may hereafter designate in writing to Lessee.

(b)	Lessee at 109 Northpark Boulevard, Suite 400, Covington, LA 70433, or such other address as Lessee may hereafter designate in writing to Lessor.

(c)	The holder of the Mortgage at such address as may be furnished to Lessee by Lessor.

WAIVER OF RIGHTS

    22.        No waiver by Lessor of any provision hereof shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by Lessee of the same or any other provision. Lessor’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Lessor’s consent to or approval of any subsequent act by Lessee. The acceptance of rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof other than the failure of Lessee to pay the particular rent so accepted regardless of Lessor’s knowledge of said preceding breach at the time of acceptance of such rent.

FORCE MAJEURE

    23.        In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required under this Lease by reason of materially adverse weather conditions, strikes, lockouts, labor troubles, failure of power, restrictive governmental laws or regulations, riots, insurrections, war or other reasons of a like nature not the fault of the party delayed in performing works or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay, except as otherwise specifically provided herein to the contrary. The provisions of this Section shall not be applicable to delays resulting from the inability of a party to obtain financing or to proceed with its obligation under this Lease because of a lack of funds.

QUIET POSSESSION

    24.        Lessor warrants that Lessee, on paying the monthly rental installments and other payments provided for hereby, and on keeping, observing, and performing all other terms, conditions and provisions herein contained on the part of the Lessee to be kept, observed, and performed, shall during the full lease term, peaceably and quietly have, hold, and enjoy the Premises for the full term of this lease, subject to the terms, conditions and provisions hereof.

TIME OF ESSENCE

    25.        Time is of the essence of this agreement.

TAXES

    26.        Lessee agrees to pay to Lessor as additional rent the ad valorem taxes, or any other taxes assessed or levied against the real property where the Premises are located, by any municipality, county, or other governmental agency or body, within thirty (30) days after receipt of a notice, in writing, from Lessor, as to the amount of said taxes, accompanied by a copy of the applicable tax bill. If the first or final year of the Lease term does not coincide with the calendar year, which is also the tax year, the amount of taxes for the portion of that year shall be pro-rated for the portion of such year that Lessee was actually in possession of the Premises.

        The provisions hereof shall survive the termination of the Lease.

INSURANCE

    27.        Lessor shall maintain, during the Term hereof, Commercial General Liability Insurance in a commercially reasonable amount, which insures Lessor (and names Lessee as additional insured) against all claims and demands for injury of death of persons or for damage to property, which may be claimed to have occurred on Lessor’s property on which the Premises reside. Lessor shall also maintain “All Risk” fire and extended coverage insurance coverage on the Building in an amount not less than the full replacement cost of the Building.

        Lessee shall maintain, at Lessee’s expense, insurance coverage on all equipment, inventory, fixtures, furniture, appliances and other personal property on the Premises.

        Lessee shall maintain, at all times during the term of this Lease and any renewal hereof, Commercial General Liability Insurance insuring Lessee (and naming Lessor as additional insured) against all claims and demands for injury to, or death of, persons, or damage to property which may be claimed to have occurred upon the Premises in an amount not less than $1,000,000.00, per occurrence of coverage for injury (including death) to one or more persons attributable to a single occurrence and for property damage.

        To the full extent permitted by law and permitted by each party’s insurance carrier, Lessor and Lessee each waives all right of recovery against the other for, and agrees to release the other from liability for, loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect at the time of such loss or damage; provided however, that the foregoing release by each party is conditioned upon the other party’s carrying insurance with the above described waiver of subrogation, and if such coverage is not obtained or maintained by either party, then the other party’s foregoing release shall be deemed to be rescinded until such waiver is either obtained or reinstated.

        All insurance provided for in this Lease shall be affected under enforceable policies issued by insurers of recognized responsibility licensed to do business in the State of Louisiana.

        If the Lessee provides any insurance required by this Lease in the form of a blanket policy, the Lessee shall furnish proof that such blanket policy complies in all respects with the provisions of this Lease, and that the coverage thereunder is at lease equal to the coverage which would be provided under a separate policy covering only the Premises.

        If the Lessor so requires, the policies of insurance maintained by Lessee shall be payable to the holder of any mortgage, as the interest of such holder may appear, pursuant to a standard mortgagee clause. All such policies shall, to the extent obtainable, provide that any loss shall be payable to the Lessor or to the holder of any mortgage notwithstanding any willful act or gross negligence of the Lessee which might otherwise result in a forfeiture of such insurance. All such policies shall, to the extent obtainable, contain an agreement by the insurers that such policies shall not be canceled without at least thirty (30) days prior written notice to the Lessor and to the holder of any mortgage to whom, loss hereunder may be payable.

        Lessee agrees to pay to Lessor as additional rent for the amount of said insurance premiums for the property, buildings and improvements upon which the Premises are located, within thirty (30) days after receipt of a notice, in writing, from Lessor, accompanied by a copy of the insurance bill for the year being charged to Lessee. If the first or final year of the Lease term does not coincide with the calendar year, the amount of the insurance premium for the portion of that year shall be pro-rated for the portion of such year that Lessee was actually in possession of the Premises.

        The provisions hereof shall survive the termination of the Lease.

SURRENDER OF PREMISES

    28.        At the termination of this Lease, Lessee shall surrender the Premises to Lessor in the same condition as at the commencement of the term of this Lease, normal wear and tear and damage from casualty and/or condemnation only excepted, with all of Lessee’s personal property and signs removed therefrom. Lessee shall arrange a meeting with Lessor’s representative at the Premises for an inspection pertaining to the condition of the property, at which time Lessee shall surrender the keys to Lessor. The Premises shall be left broom-clean.

DEFINITIONS

    29.        “Lessor” as used in this Lease shall include first parties, their heirs, representatives, assigns and successors in title to the Premises. “Lessee” shall include second party, his heirs, representatives, and successors, and if this Lease shall be validly assigned or sublet, shall include also Lessee’s assignees or sublessees, as to the Premises covered by such assignment or sublease, but shall not include any right to exercise any option to extend the term of this Lease. “Lessor” and “Lessee” include male and female, singular and plural, corporation, partnership, or individual, as may be appropriate for the particular parties. This Lease and all instruments or documents relating thereto shall be construed in accordance with the laws of the State of Louisiana. The venue of any action or suit brought in connection herewith shall be in the parish wherein the Premises are located.

WAIVER OF SUBROGATION

    30.        Lessor and Lessee hereby waive any claim which may arise in its favor against the other party hereto during the term of this lease, or any renewal or extension thereof, for any loss or damage to any of its property located within, upon, or constituting a part of the Premises leased hereunder, which loss or damage is covered by a valid and collectible All Risk coverage insurance policy or policies, to the extent that such loss or damage is recoverable under said insurance policy or policies. Lessor and Lessee agree to notify its own insurance company, or companies, which have issued, or will issue to it, All Risk coverage insurance policies for the Premises, or anything located therein, and to have said policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of this mutual waiver.

HAZARDOUS MATERIALS

    31.        The term “Hazardous Substances,” as used in this Lease shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the use and/or the removal of which is required or the use of which is restricted, prohibited or penalized by any “Environmental Law,” which term shall mean any federal, state or local law, ordinance or other statute of a governmental or quasi-governmental authority relating to pollution or protection of the environment. Lessee hereby agrees that (I) no activity will be conducted on the Premises that will produce any Hazardous Substance, except for such activities that are part of the ordinary course of Lessee’s business activities (see “Use of Premises”) provided said Permitted Activities are conducted in accordance with all Environmental Laws, Lessee shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency; (ii) the Premises will not be used in any manner for the storage of any Hazardous Substances except for the storage of such materials that are used in the ordinary course of Lessee’ business (the “Permitted Materials”) provided such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws; Lessee shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency; (iii) no portion of the Premises will be used as a landfill or a dump; (iv) Lessee will not install any underground tanks of any type; (v) Lessee will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute a public or private nuisance; Lessor or Lessor’s representative shall have the right but not the obligation to enter the Premises for the purpose of inspecting the storage, and use of Permitted Materials to ensure compliance with all Environmental Laws, subject to notice to Lessee and Lessee’s supervision. Should it be proven that said Permitted Materials are being improperly stored, used, or disposed of, then Lessee shall immediately take such corrective action as requested by Lessor. Should Lessee fail to commence to take such corrective action within 72 hours, Lessor shall have the right but not the obligation to perform such work and Lessee shall promptly reimburse Lessor for any and all costs associated with said work. If at any time during or after the term of this Lease, the Premises are found to be so contaminated or subject to said conditions, Lessee shall diligently institute proper and thorough cleanup procedures at Lessee’s sole cost, and Lessee agrees to indemnify and hold Lessor harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Premises by Lessee. The foregoing indemnification and the responsibilities of Lessee shall survive the termination or expiration of this Lease. Notwithstanding any provision herein to the contrary, Lessor hereby warrants, to the best of its knowledge and belief, there exist no hazardous materials in the Premises, the Building where the Premises reside, nor on the land upon which the Premises reside, and Lessee shall not be liable in any way for any breach of Lessor’s warranty herein, whether said breach was known or unknown to Lessor.

PERMITTED MATERIALS: swimming pool and spa chemicals, including, but not limited to, the following chemical families: HYPOCHLORITE; CHLORINATED ISOCYANURATE; HALOGENATED HYDANTOINS

LESSOR DEFAULTS

    32.        In the event of a default by Lessor under the terms of this Lease, Lessor shall 30 days’ after written notice to Lessor from Lessee, or such lesser period as specified in the Lease, to cure such default (unless such default is not capable of cure within such time period, in which event, Lessor shall have such reasonable additional period of time, provided Lessor has commenced such cure within such time period and is diligently pursuing such cure to completion). If Lessor fails to so cure such default, then Lessee may exercise “self help” to cure such default and offset the cost thereof against rent under the Lease.

ATTORNEY’S FEES

    33.        In the event either party hereto shall bring an action or proceeding to enforce the terms hereof or declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision, adjudication or judgment. The term “Prevailing Party” shall include, without limitation, the party who substantially obtains or defeats the relief sought, as shall include, without limitation, the party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other party of its claim or defense. The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all reasonable attorneys’ fees incurred by the Prevailing Party in pursuit or defense of any such action brought by the other party.

DELAY IN COMMENCEMENT

    34.        Lessor estimates that Substantial Completion of the improvements described above will be achieved on or before January 1, 2000. Lessor agrees to use its best commercially reasonable efforts to cause the Premises to be Substantially Completed on or before the target completion date stated above. If Substantial Completion of the Premises has not been achieved by the Target Completion Date for reasons other than delays caused by Force Majeure events (as hereinafter defined, which delays will extend the Target Completion Date and Outside Completion Date accordingly), Lessor shall not be liable to Lessee and the obligations of Lessee under this Lease shall not be thereby affected, except that the Commencement Date shall be delayed until Lessor delivers possession of the Premises to Lessee, and the Lease Term shall be extended by a period equal to the number of days of delay in delivery of possession of the Premises to Lessee. Notwithstanding any provisions herein to the contrary, in the event that Substantial Completion has not been achieved by the Outside Completion Date of March 1, 1999, for reasons other than Force Majeure Events, then Lessee shall be entitled to terminate this Lease by delivering written notice of such election to terminate to Lessor within ten (10) days of the Outside Completion Date, in addition to any other remedy at law or in equity for any delay in Substantial Completion of the Premises beyond the Outside Completion Date.

OCCUPANCY FOR PERMITTED USE:

    35.        In the event that it shall not be possible for Lessee to obtain all of the approvals and permits necessary to use and occupy the Premises for its intended use within ninety (90) days of the execution of this Lease, as stated in Paragraph 8 of this Lease, Lessee shall have the option to cancel this Lease by providing written notice of such to Lessor no later than thirty (30) days after the end of such ninety (90) day period. In the event that Lessee elects to exercise the option to cancel herein granted to it, Lessee shall be relieved and released from all further liability and obligation to Lessor in connection with this Lease, as if the same were never executed.

OPTION TO RENEW:

    36.        Provided that Lessee is not then in default hereunder, Lessor hereby grants Lessee one (1) option to renew this Lease for a period of seven (7) years, beginning on the day following the expiration of the preliminary term hereof and ending on the last day of the 84TH month thereafter. Lessee must notify Lessor in writing of its intent to exercise this option to renew no later than ninety (90) days prior to the expiration of the Term of this Lease. All of the terms, covenants, conditions and provisions of this Lease shall remain in full force and effect during the renewal term, except that the Base Rent shall be payable at a fair market rental rate for similar properties in the area, and shall be negotiated between Lessor and Lessee.

ENTIRE AGREEMENT

    37.        This Lease and the Exhibits, if any, attached hereto, and forming a part hereof, set forth all of the covenants, promises, agreements, conditions, and understandings between Lessor and Lessee governing the Premises. There are no covenants, promises, agreements, conditions and understandings, either oral or written, between them other than those herein set forth. Except as herein provided, no subsequent alterations, amendments, changes or additions to this Lease shall be binding upon the Lessor and Lessee unless and until reduced to writing and signed by both parties. Submission of this instrument by Lessee to Lessor for examination shall not bind Lessee in any manner, nor constitute an offer for, a reservation of or an option for the Premises, and no lease, contact, option, agreement to lease or other obligation of Lessor shall arise until this instrument is signed by Lessor and delivered to Lessee.

        IN WITNESS WHEREOF, the parties hereto who are individuals have set their hands and seals and the parties who are corporations have caused this instrument to be duly executed by their proper officers as of the day and year first above written.

LESSOR: S&C Development, LLC By:

/S/ A. David Cook

LESSEE: South Central Pool Supply, Inc. By:

/S/ Rich Polizzotto, Vice President

LEASE AGREEMENT

AMENDMENT NO. ONE

        This Lease Amendment is made and entered into on this the 26th, day of May, 2000, between S&C Development Company, LLC, a Louisiana limited liability company, (hereinafter referred to as “Lessor”) and South Central Pool Supply, Inc., a Delaware corporation, (hereinafter referred to as “Lessee”),

WITNESSETH:

        WHEREAS, Lessor and Lessee entered into a Lease, dated October 19, 1999 for approximately 12,500 square feet located at 21476 Marion Lane, Mandeville, Louisiana (further described as Section 24, Township 7, South, Range 11, East, St. Tammany Parish, State of Louisiana), which Lease is incorporated herein by reference (hereinafter referred to as the “Lease”).

        WHEREAS, Lessor and Lessee desire to amend said Lease.

        FOR GOOD AND VALUABLE CONSIDERATIONS, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to the following amendments to the Lease.

    1.        In no event shall the Base Rent for the renewal period referenced in Paragraph 36 of the Lease be less than the Base Rent in effect at the time Lessee shall exercise its rights under Paragraph 36.

        All other terms and conditions of the Lease not affected by this Amendment shall remain in full force and effect, binding on both parties.

        In witness whereof, Lessor and Lessee have duly executed this Amendment on the day and year below.

Lessor: S&C Development Company, LLC

/S/ Angela Collier	/S/ A David Cook	5/30/00
Witness	A David Cook	Date

Lessee: South Central Pool Supply, Inc.

/S/ Julie Zavinthsanos	/S/ Rich Polizzotto	5/26/00
Witness	Rich Polizzotto - Vice President	Date

MANDEVILLE, LOUISIANA

LEASE AGREEMENT

BETWEEN

S& C DEVELOPMENT COMPANY, LLC, a Louisiana limited liability company

(“LANDLORD”)

AND

SCP DISTRIBUTORS, LLC, a Delaware limited liability company

(“TENANT”)

TABLE OF CONTENTS

1.		AGREEMENT OF LEASE	1
	1.1	Pro Rata Share	1
2.		TERM; OPTION TO EXTEND; AND TERMINATION OF LEASE	1
	2.1	Primary Term	1
	2.2	Adjustment of Commencement Date	1
	2.3	Option to Extend	1
	2.4	Acceleration Option	1
3.		RENT & OTHER CHARGES	1
	3.1	Rent	1
	3.2	Rent Abatement	2
	3.3	Late Fees	2
	3.4	Prepaid Rent and Security Deposit	2
4.		OTHER TENANT AND LANDLORD CHARGES	2
	4.1	Landlord Taxes	2
	4.3	Utilities	2
5.		USE AND OCCUPANCY	3
	5.1	Certificate of Occupancy	3
6.		WARRANTIES	3
7.		GOVERNMENTAL ORDERS	3
8.		MAINTENANCE AND REPAIRS	4
	8.1	Landlord	4
	8.2	Tenant	4
	8.3	Delivery at Commencement	4
	8.4	Common Area Maintenance	5
9.		ACCESS	5
	9.1	Pre-Commemcement Date to Access to Premises	5
	9.2	Landlord's Right to Access	5
10.		ALTERATIONS AND IMPROVEMENTS TO PREMISES; SIGNAGE	5
	10.1	Alterations and Improvements	5
	10.2	Signage	5
11.		DAMAGE OR DESTRUCTION	5
12.		CONDEMNATION	6
13.		INDEMNITY AND WAIVER OF CLAIMS	6
14.		INSURANCE	7
	14.1	Tenant's Insurance	7
	14.2	Landlord's Insurance	7
	14.3	Proof of Policy	7
15.		WAIVER OF SUBROGATION	7
16.		LIEN	7
17.		ASSIGNMENT, SUBLETTING	7
18.		SUBORDINATION; ESTOPPEL CERTIFICATE	8
19.		FIXTURES AND PERSINAL PROPERTY; SURRENDER	8
	19.1	Removal of Tenant Property	8
	19.2	Surredering of Premises	8
20.		EVENTS OF DEFAULT	8
	20.1	Default by Tenant	8
	20.2	Default by Landlord	8
21.		REMEDIES	9
	21.1	Landlord's Remedies	9
	21.2	Tenant's Remedies	9
22.		ENVIORMENTAL WARRANTY AND INDEMNIFICATION AGREEMENT	9
23.		HOLDING OVER	10
24.		MISCELLANEOUS	10
	24.1	Entire Agreement	10
	24.2	Notices	11
	24.3	Non-Waiver	11
	24.4	Attorneys Fees	11
	24.5	Parties Bound	11
	24.6	Survival of Obligations	11
	24.7	Governing Law	11
	24.8	Time	11
	24.9	Waiver of Trial by Jury	12
	24.10	Quiet Enjoyment	12
	24.11	Force Majeure	12
	24.12	Authority	12
	24.13	Parking	12
	24.14	Storage	12
	24.15	Landlord's Lien Waiver	12
	24.16	Submission of Lease	12

LEASE AGREEMENT

        This Lease Agreement (this “Lease”) is made and entered into as of the 16th day of January, 2002, by and between S & C DEVELOPMENT COMPANY, LLC, a Louisiana limited liability company (“Landlord”), and SCP DISTRIBUTORS, LLC, a Delaware limited liability company (“Tenant”).

1. AGREEMENT OF LEASE

        Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, for the term and upon the conditions and agreements hereinafter set forth, the following described premises:

Approximately 8,604 square feet consisting of bulk warehouse space (“Premises”) located in a building consisting of 22,977 square feet bearing the municipal address 68399 James Street, Suite C, Mandeville, Louisiana 70471 (the “Building”), and all other improvements located on the property, including all of the driveways, sidewalks, parking spaces, and the truck loading dock, depicted on Exhibit A attached hereto and made a part hereof and legally described on Exhibit B (the “Land”).

1.1 Pro Rata Share

        Tenant’s pro rata share of the Building is 37.45%, which is the quotient (expressed as a percentage), derived by dividing the square footage of the Premises by the square footage of the Building, or building complex as applicable.

2. TERM; OPTION TO EXTEND; AND TERMINATION OF LEASE

2.1 Primary Term

        The term (“Primary Term”) of this Lease shall be for a period forty-seven (47) months commencing on February 1, 2002 (the “Commencement Date”). The Primary Term of this Lease shall expire at 11:59 p.m. on December 31, 2006 (the “Expiration Date”).

        However, if Landlord is required to Substantially Complete (defined in Section 2.2) any Landlord Work (defined herein) prior to the Commencement Date under the terms of a Work Letter (defined in Exhibit C): (1) the date set forth in the prior sentence as the “Commencement Date” shall instead be defined as the “Target Commencement Date”; and (2) the actual “Commencement Date” shall be the date on which the Landlord Work is Substantially Complete, as determined by Section 2.2. “Landlord Work” means the work, if any, that Landlord is obligated to perform in the Premises pursuant to a separate work letter agreement (the “Work Letter”), if any, attached as Exhibit C. Notwithstanding, the Termination Date shall not be extended and remain December 31, 2006.

        If Landlord does not deliver possession of the Premises to Tenant within sixty (60) days after the first date specified in Paragraph 1 of this Section 2.1, Tenant may elect to cancel the Lease by giving written notice to Landlord within ten (10) days after the sixty (60) day period ends. If Tenant gives such notice, the Lease shall be canceled effective as of the date of its execution, and no party hereto shall have any obligations, one to the other, and all monies, if any, paid by Tenant in advance will be refunded within ten (10) days of such cancellation. If Tenant does not give such notice, Tenant’s right to cancel the Lease shall expire and the Primary Term shall commence upon the delivery of possession of the Premises to Tenant. If delivery of possession of the Premises to Tenant is delayed, Landlord and Tenant shall, upon delivery, execute an amendment to this Lease setting forth the Commencement Date and Expiration Date of the Lease.

2.2 Adjustment of Commencement Date

        The Landlord Work shall be deemed to be “Substantially Complete” on the date that all Landlord Work has been performed except for punch list items which do not prevent in any material way the use of the Premises for the purposes for which they were intended, and upon receipt of a Certificate of Occupancy.

2.3 Option to Extend

        Tenant shall have the option (the “Option”) to extend the Primary Term of the Lease for one (1) additional term of seven (7) years (the “Extended Term”), on all of the same terms and conditions set forth herein. To exercise the Option, Tenant shall notify Landlord in writing ninety (90) days prior to the expiration of the Primary Term that Tenant intends to extend the Primary Term through the Extended Term.

2.4 Acceleration Option

      INTENTIONALLY OMITTED

3. RENT & OTHER CHARGES

3.1 Rent

        This Lease is made for and in consideration of rent commencing upon the Commencement Date and continuing throughout the Primary Term or the Extended Term, as applicable, payable in equal monthly installments (“Rent”). The schedule of monthly installments of Rent payable with respect to the Premises during the Primary Term is the following:

Tenant shall pay Landlord the sum of $193,769.25 as Rent for the Premises during the Primary Term in forty-seven (47) monthly installments as follows:

A.	Forty-seven (47) equal installments of $4,122.75 each payable on or before the first day of each month during the period beginning February 1, 2002 and ending December 31, 2006.

        Each installment of Rent shall be due and payable on or before the first day of each calendar month during the Primary Term and the Extended Term, as applicable, at 328 Twin Rivers Drive, Covington, LA 70433 or at such other place as Landlord may from time to time designate in writing.

        Rent for partial months shall be prorated to reflect the period of such month that Tenant was actually in possession of the Premises. If the Commencement Date occurs on a day other than the first day of a calendar month, the Rent due for the first calendar month of the Primary Term or Extended Term, as applicable, will be prorated on a per diem basis and paid to Landlord on the Commencement Date, and the Primary Term or the Extended Term, as applicable, will be extended to terminate on the last day of the calendar month in which the Expiration Date occurs.

3.2 Rent Abatement

      INTENTIONALLY OMITTED

3.3 Late Fees

        If Tenant fails to pay the foregoing Rent to Landlord on or before the 10th day of the month in which it is due, in addition to all other rights and remedies that Landlord may have hereunder, Landlord may assess a “late charge” on such amount equal to 5% of the then delinquent installment of Rent which late fee will not be subject to any interest charges.

3.4 Prepaid Rent and Security Deposit

      INTENTIONALLY OMITTED

4. OTHER TENANT AND LANDLORD CHARGES

4.1 Landlord Taxes

        During the Primary Term and Extended Term, Landlord shall pay promptly when due to the appropriate governmental agency or authority all ad valorem, real estate and public improvement taxes, impositions or assessments in connection with the Premises (“Landlord Taxes”). In the event Landlord fails to pay the Landlord Taxes when due and payable, Tenant shall have the right, but not the obligation, to pay the Landlord Taxes on Landlord’s behalf, and to collect from Landlord the amount paid plus interest at the rate of 10% per annum from the date of payment until repaid. Landlord shall pay said amount within thirty (30) days of receipt of written demand from Tenant. If Landlord fails to reimburse Tenant within thirty (30) days, Tenant may deduct such amount from the payment of Rent. For purposes hereof, the Landlord Taxes for any year shall be the Landlord Taxes that are due for payment or paid in that year rather than the Landlord Taxes that are assessed, become a lien or accrue during such year. Tenant shall reimburse Landlord for it’s pro rata share of the Landlord Taxes paid by Landlord within thirty (30) days after Landlord’s written request therefor. Landlord shall provide Tenant with a copy of the actual tax bill and proof of payment. The Landlord Taxes will be prorated between Landlord and Tenant so that Tenant will be responsible only for the Landlord Taxes from (i) the Date of Commencement through December 31, 2002 for the first calendar year, and (ii) January 1 of the last calendar year until the Expiration Date or other termination date for the last calendar year, so that Tenant will be responsible only for such tax or assessment as may be attributable to the period of time that Tenant was actually in possession of the Premises.

        If the Landlord Taxes are assessed against the Premises jointly with other property not constituting a part of the Premises, the Landlord Taxes for such years shall be equal to the amount bearing the same proportion to the aggregate assessment that the total square feet of the Premises in the property bears to the total square feet of the Premises included in the joint assessment.

4.3 Utilities

        Tenant shall be solely responsible for and shall promptly pay all charges for electricity, gas, water, sewer and all other utilities used upon or furnished to the Premises and used by the Tenant. If some utilities or services are not separately metered and used by other tenants of the Building, then Tenant shall pay its pro rata share of such bills. Landlord is solely responsible for ensuring the Premises are in such condition that the utility companies can properly connect and provide all of the services used by and in connection with the Premises during the term of the Lease.

5. USE AND OCCUPANCY

        Tenant shall use the Premises for Tenant’s wholesale distribution operations, which may operate on a 24-hour a day schedule, for swimming pool and spa related products, equipment, chemicals and supplies and all other lawful uses related thereto.

        Tenant shall not do or permit to be done in or about the Premises anything that is illegal or unlawful or that is of an inherently dangerous nature. Tenant shall obtain all permits, licenses, certificates or other authorizations and any renewals, extensions or continuances of the same required in connection with the lawful and proper use of the Premises and shall pay when due all taxes upon its merchandise, stock, fixtures, equipment and leasehold improvements located on the Premises. 5.1 Certificate of Occupancy; Permits.

        If required, Landlord shall obtain a Certificate of Occupancy from the municipally in which the property is located prior to occupancy of the Premises. Landlord may apply for a Certificate of Occupancy prior to the Commencement Date and, if Landlord is unable to obtain a Certificate of Occupancy, Tenant shall have the right to terminate this Lease by written notice to Landlord if Landlord or Tenant is unwilling or unable to cure the defects which prevented the issuance of the Certificate of Occupancy. Landlord may, but has no obligation to, cure any such defects, including any repairs, installations, or replacements of any items, which are not presently, existing on the Premises, or which have not been expressly agreed upon by Landlord in writing. All monies, if any, paid by Tenant in advance will be refunded within ten (10) days of such termination.

        Tenant shall obtain all permits, licenses, and authorizations (“Permits”) from all applicable governing agencies having jurisdiction and authority over Tenant’s occupancy and use of the Premises to insure that Tenant’s use and occupancy of the Premises is permitted by all applicable governing agencies, the provisions of this Lease, and allow Tenant to reasonably conduct its normal business operations. All permits shall include, but shall not be limited to those required the presence, storage, and handling of the Hazardous Materials, Tenant has on site and which are subject to permit requirements. If Tenant is unable to obtain such Permits, Tenant shall have the right to terminate this Lease by written notice to Landlord; if either Landlord or Tenant is unwilling or unable to cure the defects which prevented the issuance such Permits. If this Lease is so terminated, all monies, if any, paid by Tenant in advance will be refunded within ten (10) days of such termination.

6. WARRANTIES

        Notwithstanding any requirements due to Tenant’s storage of permitted Hazardous Materials (as defined in Section 22 herein), Landlord represents and warrants that, at the commencement of this Lease, the Premises and all improvements thereon shall be in compliance with all applicable laws, statutes, ordinances, requirements, building codes, fire and zoning codes and/or local, city, state and federal regulations, including the American with Disabilities Act (“ADA”) (collectively “Laws”) of all governmental authorities with jurisdiction, and Landlord shall be responsible for curing all breaches of this representation and warranty at Landlord’s sole cost and expense, throughout the term of the Lease, and any extensions thereof. Tenant shall immediately notify Landlord in writing upon Tenant’s discovery that such a breach exists, along with all supporting information and documentation.

        Landlord further warrants that to its knowledge, the Premises, Building, and the Land upon which the Premises reside are free from the presence of any Hazardous Materials (as defined in Section 22 herein) contamination at the commencement of this Lease and Landlord shall be responsible to cure any breach of said warranty at Landlord’s sole cost and expense, and Tenant shall not be liable in any way for any breach of Landlord’s warranty herein, whether said breach was known or unknown to Landlord.

        However, if any breach of Landlord’s warranties herein exists and either the breach of the Landlord’s warranty and representation itself, or the cure of such a breach prevents Tenant from reasonably conducting its normal material business operations for a period greater than forty-five (45) days, Tenant may terminate this lease by providing Landlord thirty (30) days written notice no more than forty (45) days from the date Tenant and/or Landlord discover said breach and/or reasonably determine that the cure of such breach will cause the obstruction of Tenant’s business operations, as stipulated above. In the event Tenant does not choose to terminate the Lease under this stipulation and upon Landlord’s receipt of written notice of such from Tenant or the lapse of the forty-five (45) day period prescribed herein, Landlord shall immediately commence to cure said breach, at Landlord’s sole cost and expense and this Lease shall remain in full force and effect. In addition, Tenant may pursue any and all other remedies available in equity or at law due to Landlord’s breach.

7. GOVERNMENTAL ORDERS

        Tenant agrees, at its own expense and solely in relation to those portions of the Premises which Tenant is required to maintain or repair under Section 8.2 to promptly comply with all requirements of any legally constituted public authority made necessary by reason of Tenant’s specific use of the Premises. Notwithstanding the foregoing, Tenant shall not be liable for (a) repairs, alterations, replacements or retrofitting required by ADA; (b) removal or abatement of asbestos containing materials (“ACMs”); (c) repairs, alterations or replacements required to comply with federal, state or local indoor air quality laws, rules or regulations; (d) repairs or replacements incident to CFC conversions for heating and cooling systems; (e) installation of fire sprinkler systems; or (f) repairs, alterations or replacements described in Section 8. Landlord agrees to promptly comply with any other governmental or regulatory requirements if not made necessary by reason of Tenant’s occupancy of the Premises or relating to those portions of the Premises which Landlord is required to maintain or repair under Section 8.

8. MAINTENANCE AND REPAIRS

8.1 Landlord

        Landlord shall maintain, repair, and replace at its sole cost and expense: (i) the Building’s foundation and the structural soundness of the Building’s roof and floor, and the Building’s exterior walls and doors (excluding the interior surface of the exterior walls) except damage caused to the exterior walls by Tenant’s forklift or the negligence of Tenant; (ii) the downspouts and gutters, (iii) water and sewer pipes located underground or in the slab, sidewalks, parking lots and other vehicular access and maneuvering areas; gas lines and electrical services up to the point of entry into the Building; (iv) all of the other improvements on the land including the loading docks, sidewalks, driveways and parking areas; (v) the heating and air conditioning equipment (ordinary maintenance will be provided by Tenant); (vi) the water heater (ordinary maintenance will be provided by Tenant); (vii) Building fire/life safety and sprinkler and alarm systems; and (viii) ADA compliance (collectively, the “Landlord Repairs”). Landlord shall be responsible for any repairs or replacements which are structural in nature or which are extraordinary or capital in nature, which will increase the value of the Premises subsequent to the end of the Primary Term or Extended Term, and any other repairs not expressly delegated to Tenant in this Lease. Further, Landlord shall make all repairs and restorations made necessary by fire or other peril covered by the standard extended coverage endorsement on fire insurance policies; provided, however, that Tenant shall reimburse Landlord upon demand for the cost of repairing any damage to the Premises caused by the gross negligence or the deliberate act of Tenant, its employees, agents or invitees. Tenant shall promptly give Landlord notice of any repair required by Landlord pursuant to this Section 8.1, after which Landlord shall perform the reported repairs within ten (10) business or sooner if the reported damage requiring repair compromises the safety of Tenant, its employees or customers, or Tenant’s property within the Premises. If Landlord fails to make any of the Landlord Repairs, Tenant may make them at the expense of Landlord and Tenant may deduct such expenses from the payment of Rent. Landlord warrants the Premises are in compliance with all applicable building codes, local, city, state and federal regulations, laws, statutes, and ordinances in effect at the commencement of the Lease.

8.2 Tenant

        Subject to the Landlord Repairs and excepting ordinary and reasonable wear and tear and damage by casualty, Tenant shall, at its sole cost and expense, maintain in good repair and in a neat, clean and tenantable condition: (i) the interior of the Building; (ii) plumbing, water and sewer lines from the point of entry into the Premises; (iii) interior doors, including frames and hardware; (iv) lighting fixtures; (v) electrical switches and receptacles; (vi) plumbing fixtures; (vii) ceilings; (viii) window glass; (ix) repair and maintenance of the heating and air conditioning equipment; (x) repair and maintenance of the water heater; and (xi) interior walls. It is the intent of the parties that Tenant shall only be required to make minor repairs and not repairs or replacements which are structural in nature, which are extraordinary or capital in nature, which will increase the value of the Premises subsequent to the end of the Primary Term or Extended Term. In addition, Tenant shall not be required to repair latent defects in the Premises. Further, Tenant shall make all repairs necessitated by the negligence or deliberate act of Tenant, its employees, agents or invitees. Tenant shall keep the Premises neat and free of trash, scraps, materials, products used in its business. In the event Tenant fails to make any repairs, or maintain the Premises in accordance with the provisions of this Lease, the Landlord shall make such repairs, or maintenance, and bill Tenant for the cost of same. Tenant shall pay said amount within thirty (30) days of receipt of written demand from Landlord.

        Tenant shall, at all times, keep the exterior of the Premises free and clear of all trash, pallets, debris, glass, cartons, or any other unsightly matter caused by reason of Tenant or Tenant’s customers or invitees. Further, Tenant shall not permit or suffer any noise, smoke or odor which will constitute a public or private nuisance.

8.3 Delivery at Commencement

        At the Commencement Date, Landlord shall deliver the Premises and all equipment, Building systems and Alterations thereon, including all lamps, bulbs, ballasts and starters and those items required to be maintained and repaired by Tenant, in good working condition to Tenant. Landlord shall warrant the condition of the Building including each Building system and equipment serving the Premises for a period of six (6) months following the Commencement Date hereof. During this six (6) month period, Tenant shall have no obligation to repair or replace, nor shall Tenant bear any responsibility for any portion of the cost of any repair, to any system, piece of equipment or Alterations serving the Premises (except light bulb replacement), unless the same is necessitated by the gross negligence or willful misconduct of Tenant. At all times during the Primary Term and the Extended Term hereof, Tenant shall have the benefit of any and all warranties in effect and held by Landlord on the equipment and systems for which Tenant is responsible to maintain and repair.

8.4 Common Area Maintenance

        Landlord shall be responsible, at all times, for the maintenance, repair, and snow removal of those areas provided for the common use or benefit of all tenants and/or the public. Tenant shall reimburse Landlord its pro rata share of common area maintenance within fifteen (15) days after Tenant receives a written statement for such expense. Landlord shall provide Tenant with a copy of the actual bills. The common area charges will be prorated between Landlord and Tenant so that Tenant will be responsible only for the Landlord’s Insurance from (i) the Date of Commencement through December 31, 2002 for the first calendar year, and (ii) January 1 of the last calendar year until the Expiration Date or other termination date for the last calendar year, so that Tenant will be responsible only for such expenses as may be attributable to the period of time that Tenant was actually in possession of the Premises.

9. ACCESS

9.1 Pre-Commencement Date Access to Premises

        Landlord shall permit Tenant access to the Premises prior to the Commencement Date for the purpose of setting up storage racks, trade fixtures and other equipment for the operation of Tenant’s business, and all of the terms and conditions of this Lease shall apply to such prior period, except that Tenant will not have to pay any Rent during such pre-Commencement Date period.

9.2 Landlord’s Right to Access

        Landlord has the right with no less than 24 hours notice to Tenant, bona fide emergencies excepted, to enter the Premises periodically and with no less than 24 hours notice to Tenant, bona fide emergencies excepted, shall have access to the Premises during normal business hours for inspection or in connection with the improvement or repair of and the providing of utilities and other services to the Premises.

10. ALTERATIONS AND IMPROVEMENTS TO PREMISES; SIGNAGE

10.1 Alterations and Improvements

        Tenant may make any and all additions, modifications, improvements or alterations (collectively, “Alterations”) to the Premises that it deems necessary for the use and occupancy of the Premises, without Landlord’s consent if the cost of such Alterations does not exceed $5,000.00; or if in excess of $5,000.00, with Landlord’s prior written consent, which shall not be unreasonably withheld or delayed. Landlord’s failure to respond to Tenant’s request to make Alterations within fifteen (15) days of said request shall be deemed consent. Landlord shall make all repairs, alterations or improvements that Landlord may reasonably deem necessary for the preservation, safety or improvement of the Premises; provided, however, that in so doing Landlord shall not unreasonably interfere with Tenant’s use and occupancy of the Premises. All Alterations made by Tenant, no matter how affixed or attached to the Premises, except for plumbing, lighting, heating and cooling systems, and such improvements that support the structure of the Building on the Premises, shall remain the property of the Tenant and may, at Tenant’s sole option be removed by Tenant at or before the expiration of the Primary Term or Extended Term, as applicable. Tenant, however, shall have no obligation at the expiration of the Primary Term or Extended Term or other termination of this Lease, to remove any Alterations to the Premises made by the Tenant with Landlord’s prior consent. In the event Tenant does not remove its Alterations to the Premises at the expiration of the Primary Term or Extended Term or other termination of this Lease, then Tenant shall surrender the Premises, including the Alterations, to Landlord in good order and condition, ordinary wear and tear and damage by casualty excepted. Notwithstanding, in the event Tenant does remove its Alterations within ninety (90) days of the expiration of the Primary Term, Extended Term or other termination of this Lease and such removal damages the Premises, then Tenant shall repair any such damage.

10.2 Signage

        Tenant may display in, on, or above the Premises any sign or decoration, the nature of which is permitted by applicable law and is not dangerous, unsightly or detrimental to the Premises. At the termination of this Lease, Tenant shall remove any signs it has placed on the Premises during the Primary Term or the Extended Term, repairing any damage caused thereby.

11. DAMAGE OR DESTRUCTION

        Tenant shall give Landlord immediate notice if the Premises is damaged or destroyed by fire, storm, lightning, earthquake or any other casualty. Landlord must notify Tenant within ten (10) days of receipt of notice of the occurrence of such casualty as to whether the Premises can be reasonably restored within ninety (90) days from the date of casualty. If the Premises are damaged or destroyed to such an extent as to render the Premises wholly untenantable, this Lease shall terminate as of the date of such casualty and all rent shall be accounted for as of such date. If the Premises are damaged, but not wholly destroyed by any such casualties to such an extent as to render the same untenantable in substantial part (40%), and cannot reasonably be restored within ninety (90) days from the date of casualty, Landlord or Tenant may thereafter terminate this Lease by providing the other written notice of thereof within fifteen (15) days. If the Premises can reasonably be restored within ninety (90) days from the date of casualty, Landlord shall promptly commence said restoration and repair at its own expense and work diligently to complete same within the ninety (90) days, and this Lease shall continue in full force. Landlord shall use its diligent, good faith efforts to make such repair or restoration in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Premises. In addition, Landlord agrees to use reasonable efforts to assist Tenant in finding temporary substitute space, including available space owned by Landlord. Landlord shall submit initial plans and specifications, and any changes thereafter, for Tenant’s review and approval. Tenant shall have the right to inspect periodically the restoration and repair work. All repairs and restoration of the Premises shall be in compliance with all Laws of all governmental authorities having jurisdiction over the Premises.

        Tenant at Tenant’s expense, except if same is necessitated by Landlord’s acts or omissions, shall promptly perform, subject to delays arising from the collection of insurance proceeds, or from Force Majeure events, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease.

        Notwithstanding the foregoing, either party may terminate this Lease if the Premises are substantially damaged during the last year of the Primary Term or the Extended Term and Landlord reasonably estimates that it will take more than one (1) month to repair such damage.

        If (a) the Property is damaged by fire or other casualty thereby causing the Premises to be untenantable or (b) the Premises are partially damaged by fire or other casualty, the Rent shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.

12. CONDEMNATION

        If all of the Premises shall be acquired by the right of condemnation or eminent domain for any public or quasi-public use or purpose, or sold to a condemning authority under threat of condemnation, then the term of this Lease shall cease and terminate as of the date of title vesting in such proceeding (or sale) and all rent, if any, shall be paid up to that date.

        In the event of a partial taking or condemnation and Tenant determines that the remaining portion can be used to facilitate its wholesale distribution activities, this Lease shall continue in full force and effect but with an equitable reduction or abatement of rent, taxes and other charges payable by Tenant. Landlord shall promptly commence said restoration and repair as may be necessary to restore the Premises to its original condition, or as nearly as possible, as soon as the same be reasonably accomplished at its own expense and work diligently to complete same, but no longer than ninety (90) days. If such repairs and restoration are not accomplished within such ninety (90) day period, Tenant may terminate this Lease upon ten (10) days written notice, prior to substantial completion (more than 85% complete) of such repairs and restoration. Such termination, however, shall be without prejudice to the rights of Landlord, Tenant or both, to recover compensation and damage caused by condemnation from the condemning authority.

        In addition, Landlord agrees to use reasonable efforts to assist Tenant in finding temporary substitute space, including available space owned by Landlord. Landlord shall submit initial plans and specifications, and any changes therefor to Tenant for review and approval. Tenant shall have the right to inspect periodically the restoration and repair work. Landlord warrants that all repairs and restoration of the Premises shall be in compliance with all Laws of all governmental authorities having jurisdiction over the Premises.

        In the event of any condemnation, taking, or sale, whether whole or partial, Landlord and Tenant shall each be entitled to receive and retain such separate awards and portions of lump sum awards as may be allocated to their respective interests in any condemnation proceedings, or as may be otherwise agreed. Termination of this Lease shall not affect the right of the parties to such awards.

13. INDEMNITY AND WAIVER OF CLAIMS

        Except to the extent caused by the negligence or willful misconduct of Landlord or its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents (“Landlord Related Parties”), Tenant shall indemnify, defend and hold Landlord harmless against all claims for injuries to persons or damages to property by reason of Tenant’s use or occupancy of the Premises, and all expenses incurred by Landlord because thereof, including reasonable attorneys’ fees and court costs, but Tenant shall not be liable for the acts of any other tenants of Landlord’s property.

        Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties (defined below), Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (“Tenant Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs (including environmental clean-up costs and response costs), charges and expenses, including, without limitation, reasonable attorneys’ fees and expenses of litigation, and other professional fees, arising during or after the Primary Term or Extended Term: (a) as a result of any violation by Landlord or prior owners or occupants of the Premises of any applicable federal, state or local environmental laws or regulations, as now or hereinafter in effect, regulating, relating to or imposing standards of conduct concerning any Hazardous Materials; or (b) as a result of the presence, disturbance, discharge, release, removal or cleanup of Hazardous Materials or as a result of environmental contamination or other similar conditions which existed prior to commencement of the Primary Term; or (c) as a result of any violation of requirements imposed by ADA; or (d) as a result of any of Landlord’s representations and warranties being untrue. These indemnities shall survive the expiration, cancellation or termination of the Lease.

14. INSURANCE

14.1 Tenant’s Insurance

        Tenant shall carry and maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: commercial general liability insurance for bodily injury, personal injury and property damage applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $1,000,000.00; and property insurance covering all of Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”). At Tenant’s option, Tenant may elect to provide fire and extended coverage insurance for the Premises at the actual replacement cost, excluding foundation and excavation costs, as determined by Landlord.

14.2 Landlord’s Insurance

        If Tenant does not elect to provide fire and extended coverage insurance for the Premises, Landlord covenants and agrees that it will procure and maintain during the Primary Term and Extended Term, property insurance for the Premises against loss by all risk, including flood, wind and earthquake, if required, for the full replacement cost of the Premises and Building and all of the items included in the leasehold improvements constructed in the Premises (collectively, the “Improvements”), and commercial general liability insurance in a combined single limit amount of not less than $1,000,000 insuring against injury or death to any person or persons and damage to property (“Landlord’s Insurance”). Such policy shall provide protection against loss of rents, and all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils, sprinkler leakage and any other perils which Landlord deems reasonably necessary. Tenant shall reimburse Landlord its pro rata share of Landlord’s Insurance within fifteen (15) days after Tenant receives a written statement for such insurance. Landlord shall provide Tenant with a copy of the actual bill and proof of payment. The Landlord’s Insurance will be prorated between Landlord and Tenant so that Tenant will be responsible only for the Landlord’s Insurance from (i) the Date of Commencement through December 31, 2002 for the first calendar year, and (ii) January 1 of the last calendar year until the Expiration Date or other termination date for the last calendar year, so that Tenant will be responsible only for such insurance as may be attributable to the period of time that Tenant was actually in possession of the Premises.

14.3 Proof of Policy

        Reputable and solvent domestic insurers licensed to do business in Louisiana shall issue all insurance required to be carried by both parties hereunder. Tenant’s commercial general liability insurance policies shall name Tenant as a named insured and Landlord (or any successor) and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as additional insureds. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least thirty (30) days’ advance written notice of any cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises for any reason. Landlord shall provide Tenant with a copy of a certificate of insurance evidencing Landlord’s Insurance upon request. All policies of Landlord’s Insurance shall contain endorsements that the insurer(s) shall give Tenant and its designees at least thirty (30) days’ advance written notice of any cancellation, termination or lapse of insurance.

15. WAIVER OF SUBROGATION

        Notwithstanding anything in this Lease to the contrary, as long as their respective insurers so permit, Landlord and Tenant shall cause their respective insurance carriers to waive any and all rights of recovery, claim, action or causes of action against the other and their respective trustees, principals, beneficiaries, partners, members, officers, directors, agents, advisors, shareholders, and employees, for any loss or damage that may occur to Landlord or Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be, with respect to Tenant’s property, the Premises, any additions or improvements to the Premises, or any contents thereof.

16. LIEN

        Tenant will keep the Premises free and clear of all mechanics and material men’s liens and other liens on account of work done for or by Tenant or persons claiming under it. Should any such lien be filed against the Premises, Tenant shall, within thirty (30) days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law.

17. ASSIGNMENT, SUBLETTING

        Tenant shall not assign or sublet the Premises without first obtaining Landlord’s prior written consent, which shall not be unreasonably withheld or delayed, and any attempt to so assign or sublet without Landlord’s written consent shall be null and void; and if any such assignment or sublease is made with the written consent of Landlord, Tenant shall nevertheless remain liable to Landlord for payment of rent according to the terms hereof and for due performance of all the terms, covenants and conditions of this Lease unless otherwise agreed to in writing by both parties.

        The following types of transactions shall not constitute an assignment or subletting for purposes of this Section: (a) a sale of all or substantially all of the Tenant’s business; (b) an assignment to a related entity or an entity controlled by the same principals that control the Tenant; (c) an assignment resulting from a merger or consolidation of a conversion of the Tenant’s form of business entity into another; and (d) a sale of substantially all of the stock (or other equity interests) in the Tenant.

        If written consent is once given by Landlord to any such assignment or subletting, such consent shall not operate as a waiver of the necessity for obtaining Landlord’s written consent to any subsequent assignment or subletting.

18. SUBORDINATION; ESTOPPEL CERTIFICATE

        Tenant’s rights shall be subject to any bona fide mortgage or deed to secure debt which is now, or may hereafter be placed upon the Premises by Landlord, and Tenant agrees, at Landlord’s cost, to execute and deliver such documentation as may be reasonably required by any such to effect any subordination. Provided, however, as a condition to such subordination, Landlord must secure from each mortgagee a nondisturbance agreement acceptable to Tenant providing that in the event of a foreclosure the mortgagee will recognize the validity of this Lease and, provided that Tenant is not in default, will not disturb Tenant’s possession or its rights under this Lease. Tenant shall, within ten (10) business days of Landlord’s written request, execute, acknowledge and deliver to Landlord a statement in writing certifying: (i) that this Lease is unmodified and in full force and effect (or if there has been any modification hereof that the same is in full force and effect as modified and stating the nature of the modification or modifications); (ii) that to the best of its knowledge, Landlord is not in default under this Lease (or if any such default exists the specific nature and extent thereof); and (iii) the date to which rent and other charges have been paid in advance, if any; and (iv) any other information regarding this Lease or Tenant’s occupancy as required by an Estoppel Certificate.

19. FIXTURES AND PERSONAL PROPERTY; SURRENDER

19.1 Removal of Tenant Property

        Trade fixtures, equipment, furniture and other personal property installed or placed in the Premises at the cost of Tenant shall be the property of Tenant unless otherwise specified in this Lease and Tenant shall remove the same prior to the expiration or sooner termination of this Lease. Tenant shall, at its own cost and expense, completely repair any and all damage to the Premises resulting from or caused by such removal. If Tenant fails to remove all or any of such property within ninety (90) days of the Expiration Date or other termination, Landlord may at Landlord’s option retain all or any of such property and title thereto shall thereupon vest in Landlord.

19.2 Surrendering of Premises

        Upon the expiration or sooner termination of this Lease, Tenant shall surrender to Landlord the Premises without any disturbance thereto in good condition and repair, reasonable wear and tear and damage by casualty not caused by Tenant or its agents or employees excepted.

20. EVENTS OF DEFAULT.

20.1 Default by Tenant.

        Tenant shall be considered to be in default of this Lease upon the occurrence of any of the following events of default:

(i)	If Tenant fails to pay any sum due under this Lease for fifteen (15) days after Landlord’s written notice to Tenant of such past due amount,

(ii)	If Tenant becomes insolvent, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due; or

(iii)	If Tenant fails to remedy any default with respect to any of the other provisions, covenants or conditions of this Lease to be kept or performed by Tenant within fifteen (15) days after written notice (or such additional time as is reasonably required to correct any such default, provided Tenant has commenced such cure within fifteen (15) days of written notice and is diligently pursuing same to completion).

20.2 Default by Landlord.

        Landlord shall be considered in default if Landlord does not perform any of the provisions, covenants or conditions of this Lease to be kept or performed by Landlord and fails to remedy such non-performance within thirty (30) days after written notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation, or such lesser period as may be specified elsewhere herein (or such additional time as is reasonably required to correct any such non-performance, provided Landlord has commenced such cure within thirty (30) days of written notice and is diligently pursuing same to completion).

21. REMEDIES

21.1 Landlord’s Remedies.

        Upon default, only after all applicable notices have been given and all applicable cure periods have expired, Landlord shall have the right to pursue any of its rights and remedies at law or in equity, including any one or more of the following remedies:

    (i)        Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, in compliance with applicable law, enter upon and take possession of the Premises and expel and remove Tenant, Tenant’s property and any party occupying all or any part of the Premises.

    (ii)        Terminate Tenant’s right to possession of the Premises and, in compliance with applicable law, expel and remove Tenant, Tenant’s Property and any parties occupying all or any part of the Premises. Landlord may relet all or any part of the Premises, without notice to Tenant, for a term that may be greater or less than the balance of the Primary Term or Extended Term as applicable, and on such conditions and for such uses as Landlord in its reasonable discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Landlord agrees to credit all rents and other income from reletting the Premises against Tenant’s liability after first reimbursing itself for all reasonable costs incurred in curing Tenant’s defaults.

21.2 Tenant’s Remedies.

        In the event of default by Landlord under the terms of this Lease, then Tenant may, at its option, elect to:

(i)	Bring an action to require specific performance of Landlord’s obligations;

(ii)

Exercise “self-help” and offset the reasonable cost together with interest from the date incurred at the lesser of 12% or the maximum rate allowed by law thereof against the payment(s) of Rent or other charges next becoming due to Landlord;

(iii)	Pursue any other statutory remedies available, at the option of Tenant.

22. ENVIRONMENTAL WARRANTY AND INDEMNIFICATION AGREEMENT

This Section of the Lease shall govern any and all issues regarding Hazardous Materials referenced throughout the Lease.

I.     Definitions for purposes of this Lease:

(a)     “Hazardous Material” means: (1) “hazardous substances” or “toxic substances” as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. ” 9601, et seq., or the Hazardous Materials Transportation Act, 49 U.S.C. ss 1801, all as currently amended and amended after this date; (ii) “hazardous wastes,” as that term is defined by the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. “” 6901, et seq., as currently amended and amended after this date; (iii) crude oil or any faction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. “” 2011, et seq., as currently amended and amended after this date; (v) asbestos in any form or condition; and (vi) polychlorinated byphenyls (PCB’s) or substances or compounds containing PCB’s.

    (b)        “Environmental Laws” means: all applicable federal, state, and local laws, regulations, and ordinances relating to public health and safety and protection of the environment, including those statutes, laws, regulation and ordinances identified in subparagraph (a) all as amended and modified from time to time.

(c)     “Contamination” means: the presence of Hazardous Material(s) in concentrations which require remediation under applicable Environmental Laws.

II.     Landlord acknowledges that Tenant shall, as a normal and ordinary course of Tenant’s business as a wholesale distributor of swimming pool supplies, have certain Hazardous Materials present on the Premises. This acknowledgement shall be deemed Landlord’s approval of such, but limited to those Hazardous Materials which are a normal and ordinary course of Tenant’s business. Said Hazardous Materials include, but are not limited to, the following chemical families: HYPOCHLORITE; CHLORINATED ISOCYANURATE; HALOGENATED HYDANTOINS.

        Subject to the limitations and restrictions set forth in subparagraph II(f) below, Tenant represents, warrants and covenants to Landlord that during the term of this Lease and all renewals thereunder:

(a)

Tenant has not permitted and will not permit to occur any release or disposal of Hazardous Materials, on, in, under, or from the Premises. Tenant, however, shall be permitted to have on the Premises those Hazardous Materials which are a normal and ordinary part of Tenant’s business operations, provided Tenant shall be in compliance with all applicable Environmental Laws relating to said Hazardous Materials.

(b)

Tenant will notify Landlord of all written complaints, claims, citations, demands, inquiries, reports, notices or spills or releases of hazardous materials relating to compliance with Environmental Laws and Tenant’s use and occupancy of the Premises within five (5) business days of Tenant’s receipt thereof. To the extent possible, Tenant will promptly cure and resolve any such actions and proceedings that result from any Contamination caused solely by Tenant or Tenant’s agents, employees, contractors, customers or invitees (collectively, “Tenant’s Agents”). Tenant will keep the Premises free of any lien imposed pursuant to any Environmental Law for any Contamination caused solely by Tenant or Tenant’s Agents.

(c)

If Tenant fails to undertake to cure a violation of any of the foregoing warranties, representations, and covenants within a reasonable time, Landlord may cause the removal of any Contamination from the Premises in accordance with Environmental Laws. As to Contamination caused solely by Tenant or Tenant’s Agents, the reasonable costs of any remediation of said Contamination required by Environmental Laws will be additional rent under this Lease, and such reasonable costs will become due and payable on demand by Landlord, but only if Tenant fails to undertake to comply with this paragraph within a reasonable time.

(d)

Tenant agrees to indemnify, defend, and hold Landlord and Landlord’s affiliates, shareholders, directors, officers, employees, and agents free and harmless from and against all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind (including reasonable attorneys’ fees and investigation costs, whether defending or prosecuting any litigation, claim or proceeding) that may at any time be imposed upon, incurred by, or asserted or awarded against Landlord in connection with or arising from or out of:

(1)	any Contamination which has been caused solely by Tenant or Tenant’s Agents on, in, or under or affecting all or any portions of the Premises;

(2)	any misrepresentation, inaccuracy or breach of any warranty, covenant or agreement contained or referred to in this Section of the Lease by Tenant;

(3)	any violation or claim of violation by Tenant or Tenant’s Agents of any Environmental Law that Tenant does not diligently undertake to resolve within a reasonable time.

This indemnification shall survive the termination of this Lease and shall be in full force and effect for five (5) years after the termination of the Lease, after which time, it shall be null, void, and of no force and effect.

    (f)        The acts set forth in Paragraph 22 (II)(d)(1), (2), and (3) for which indemnification is provided are hereinafter referred to as Predicate Acts. To the extent that any of the Predicate Acts are caused, in whole or in part, by the acts or omissions of the Landlord or any other person or party (other than Tenant or Tenant’s Agents) then Tenant’s obligation under this paragraph providing for indemnity shall be limited to the degree and percent that Tenant’s acts or omissions contributed to the Predicate Acts and Tenant shall be responsible only for that portion of the costs which would not otherwise have been incurred were it not for Tenant’s Predicate Acts.

23. HOLDING OVER

        If, without the execution of a new lease or written extension, Tenant shall hold over after the expiration of the Primary Term (or Extended Term if applicable), Tenant shall be deemed to be occupying the Premises as a tenant from month to month, which tenancy may be terminated by either Landlord or Tenant upon thirty (30) days prior written notice to the other. During such tenancy, Tenant agrees to pay to Landlord 125% of the monthly installment of Rent which was payable in the month immediately preceding the month in which the expiration or termination occurs, and to be otherwise bound by all of the other terms, covenants and conditions as herein specified.

24. MISCELLANEOUS

24.1 Entire Agreement.

This Lease, together with the exhibit(s) attached hereto, contains the entire agreement of the parties hereto with respect to the Lease, which alone fully and completely expresses the agreement of the parties.

      Exhibit A: PremisesExhibit
B: Legal DescriptionExhibit
C: Turn-Key Work Letter

No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by both parties hereto.

24.2 Notices.

        Any notice, demand, request, or other communication or document required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if personally delivered, or if sent by U.S. Mail, certified or registered mail, Federal Express or other comparable commercial overnight delivery service, addressed to the other party at the addresses set forth below (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made on the day so delivered or on the first business day after having been deposited with the courier service:

       If to Tenant:

      SCP Distributors, LLC
      109 Northpark Blvd., Suite 400
      Covington, Louisiana 70433
      Attention: Lease Administrator
      Phone: 985.892.5521
      Fax: 985.892.1657

       If to Landlord:

      S & C Development, LLC
      328 Twin Rivers Dr.
      Covington, Louisiana 70433
      Phone: 985.892.3222

24.3 Non-Waiver.

        The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt and acceptance by Landlord of Rent with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

24.4 Attorneys Fees.

        In the event either party hereto shall bring an action or proceeding to enforce the terms hereof, declare rights hereunder or defend against an action brought by the other party, the Prevailing Party (as hereafter defined) in any such proceeding, action or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision, adjudication or judgment. The term “Prevailing Party” shall include, without limitation, the party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment or the abandonment by the other party of its claim or defense. The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all reasonable attorneys’ fees incurred by the Prevailing Party in pursuit or defense of any such action brought by the other party.

24.5 Parties Bound.

        Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto. No obligation of Landlord or Tenant shall arise under this Lease until the instrument is signed by each party.

24.6 Survival of Obligations.

        Upon the expiration or other termination of this Lease, neither party shall have any further obligation nor liability to the other except as otherwise expressly provided in this Lease and except for such obligations as, by their nature or under the circumstances, can only be, or by the provisions of this Lease, may be performed after such expiration or other termination.

24.7 Governing Law.

        Premises is located. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. All terms and words used in this Lease, regardless of the number or gender, in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Lease may be executed in counterpart and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

24.8 Time.

        Time is of the essence of this Lease. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Premises is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.

24.9 Waiver of Trail by Jury.

        THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

24.10 Quiet Enjoyment.

        If Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this Lease, at all times during the Primary Term and the Extended Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

24.11 Force Majeure.

        Except as otherwise stated herein, if performance by either party of any term, condition or covenant in this Lease is delayed or prevented by an act of God, strike, lockout, shortage of material or labor, restriction by any governmental authority, civil riot, act of war, or flood, the period for performance of the term, condition or covenant shall be extended for a period equal to the period that such party is so delayed or prevented in the performance of such obligation. The provisions of the foregoing provision specifically do not apply to lack of funds or the inability of the performing party to obtain appropriate financing.

24.12 Authority.

        Landlord covenants and warrants that Landlord has good title to the Premises and the full right and lawful authority to enter into this Lease for the full term described and for all extensions, and that except for existing mortgages, the Premises are free and clear of all contracts, leases, liens, restrictions and encumbrances of whatever nature. Tenant covenants and warrants that Tenant has the requisite power and authority to enter into and execute this Lease and to perform the obligations hereunder, and the persons executing this agreement have the requisite power and authority to do so.

24.13 Parking.

        Landlord shall provide parking spaces for Tenant’s employees and customers at no additional cost to Tenant throughout the Primary Term and any Extended Terms.

24.14 Storage

      INTENTIONALLY OMITTED

24.15 Landlord’s Lien Waiver

        Landlord waives all rights relating to a Landlord’s lien of Tenant’s property including, but not limited to, inventory, equipment, contract rights, accounts receivable and the proceeds thereof, on the Premises.

24.16 Submission of Lease.

        This Lease is not effective until execution by and delivery to both Landlord and Tenant.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

WITNESSES:	LANDLORD:
S&C DEVELOPMENT, LLC Louisiana limited liability company

/S/ Angela McCue	By: /S/ A David Cook
Name: Arthur David Cook
Title: Owner
Date: 1/16/02

WITNESSES:	TENANT:
SCP DISTRIBUTORS, LLC a Delaware limited liability company

/S/ Cheri Sommer	By: /S/ Rich Polizzotto
Name: Rich Polizzotto
Title: Vice President
Date: 1/15/02

FIRST AMENDMENT

        This First Amendment (the “Amendment”) is made and entered into as of the 11th day of February, 2002 by and between S & C DEVELOPMENT COMPANY, LLC (“Landlord”), and SCP DISTRIBUTORS, LLC (“Tenant”).

WITNESSETH

A.

WHEREAS, Landlord and Tenant are parties to that certain lease dated January 16, 2002 for space currently containing approximately 8,604 square feet (the “Premises”) and the address of which is 68399 James Street, Suite C, Mandeville, Louisiana 70471, which lease has not been previously amended (collectively, the “Lease”); and

B.	WHEREAS, Tenant and Landlord mutually desire that the Lease be amended on and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Amendment. Landlord and Tenant agree that the Lease shall be amended in accordance with the following terms and conditions:

1.     The Commencement Date of the Lease is February 4, 2002;

2.     The Termination Date of the Lease is December 31, 2006.

3.     The schedule of Rent payments in Section 3.1 of the Lease shall be modified and amended as follows:

A.	One (1) installment of $3,681.00 (i.e., $147.24 per diem) for the period beginning February 4, 2002 and ending February 28, 2002.

B.	Forty-six (46) equal installments of $4,122.75 each payable on or before the first day of each month during the period beginning March 1, 2002 and ending December 31, 2006.

        Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

        IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

WITNESSES:	LANDLORD:
S&C DEVELOPMENT, LLC

/S/ Ann Lacoste	By: /S/ A David Cook
/S/ Angela McCue	Name: Arthur David Cook
Title: President
Date: 2/11/02

WITNESSES:	TENANT:
SCP DISTRIBUTORS

/S/ Cheri Sommer	By: /S/ Rich Polizzotto
/S/ Holly Coyne	Name: Rich Polizzotto
Title: Vice President
Date: 2/7/02